SUPPLEMENT DATED APRIL 5, 2001
(TO PROSPECTUS SUPPLEMENT DATED MARCH 26, 2001 TO PROSPECTUS DATED
MARCH 26, 2001)

                                  $250,071,320
                                  (APPROXIMATE)
                            IMPAC FUNDING CORPORATION
                                 MASTER SERVICER
                           IMPAC SECURED ASSETS CORP.
                                     COMPANY
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-2

         This Supplement revises the Prospectus Supplement dated March 26, 2001 to the Prospectus dated March 26, 2001, with respect to the above-captioned certificates.

         The following statements in the Prospectus Supplement dated March 26, 2001 are modified as indicated below:

         1. The first sentence under "Summary--Optional Termination" on page S-6 will be replaced with the following:

         At its option, DLJ Mortgage Capital, Inc., an affiliate of the underwriter, or its assignee may purchase all of the mortgage loans, together with any properties in respect thereof acquired on behalf of the trust, and thereby effect termination and early retirement of the certificates, after the aggregate principal balance of the mortgage loans, and properties acquired in respect thereof, remaining in the trust has been reduced to less than or equal to 10% of the aggregate principal balance of the mortgage loans as of the Cut-off Date. DLJ Mortgage Capital intends to transfer this right to the subservicer of the mortgage loans designated on or after August 1, 2001.

         2. The third sentence under "Yield on the Certificates--Special Yield Considerations relating to the Class A-IO Certificates" on page S-45 will be replaced with the following:

         Further, if DLJ Mortgage Capital or its assignee is permitted to exercise, and exercises, its option to terminate the trust as described under "Pooling and Servicing Agreement--Termination" in this prospectus supplement and such action results in the retirement of the certificates prior to the distribution date in September 2003, then the holders of the Class A-IO Certificates will receive fewer than the thirty distributions of interest that they would otherwise have been entitled to receive.

         3. The second sentence of the first paragraph under "Pooling and Servicing Agreement--Termination" on page S-71 will be replaced with the following:

         DLJ Mortgage Capital or its assignee will have the option, on any distribution date on which the aggregate Stated Principal Balance of the mortgage loans is less than or equal to 10% of the aggregate principal balance of the mortgage loans as of the Cut-off Date, to purchase all remaining mortgage loans and other assets in the trust, thereby effecting early retirement of the certificates. DLJ Mortgage Capital intends to transfer this right to the subservicer of the mortgage loans designated on or after August 1, 2001, as described in "--The Subservicer" above.


                           CREDIT SUISSE FIRST BOSTON
                                   Underwriter